UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2026

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1448 NW Market St, Suite 500, Seattle, WA	98107
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 331-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock	MCHX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

On November 9, 2026, the Board of Directors of Marchex, Inc. (“Marchex” or the “Company”) appointed Travis Fairchild (“Fairchild”) President of Marchex. Fairchild, age 53, previously served as Chief Executive Officer ("CEO") of Archenia, Inc., which Marchex acquired in July 2026, and brings extensive experience in AI-powered customer engagement, strategic development, and enterprise technology solutions. Fairchild served as CEO of Archenia beginning in 2021, where he led the company’s strategy, sales, product development, and AI initiatives. Previously, he spent 18 years at Marchex in strategy and business development roles, helping expand the Company’s call analytics capabilities, execute strategic acquisitions, and develop solutions for Fortune 500 customers. Troy Hartless, previously President of Marchex, will continue to serve as Chief Revenue Officer focused on new and emerging opportunities and sales channels.

Fairchild’s annual base salary will be $400,000. In connection with his appointment as President and effective November 9, 2026 (the “Grant Date”), Fairchild was granted under the Corporation’s 2021 Stock Incentive Plan (the “Plan”): 400,000 restricted stock units (“RSUs”) with vesting in full on the third anniversary of the Grant Date; and 400,000 RSUs with vesting in full on the fifth anniversary of the Grant Date; and with each such RSU representing the right to receive one share of the Corporation’s Class B Common Stock upon vesting.

In the event that Fairchild is terminated by the Company without “Cause” (as such term is defined in the Company’s standard form Executive Officer offer letter as previously disclosed), or by Fairchild for “Good Reason” (defined as material diminution in duties, reduction in annual salary or target bonus from prior year, or relocation of place of performance of duties by more than 50 miles) following the occurrence of a “Change in Control” (as defined in the Plan), Fairchild will receive a lump sum payment equal to twelve months of base salary plus the amount of any earned bonus for the prior calendar year (such bonus amount capped at 100% of such officer’s then annual salary), and twelve months of COBRA benefits. In the event of termination of employment due to death or disability, Fairchild or his estate will receive eighteen months of COBRA benefits. In the event of a Change in Control, termination by the Company of Fairchild without “Cause” or termination by Fairchild due to death or disability prior to a Change in Control, 100% of any and all unvested time-based and performance options, restricted stock and restricted stock units held by Fairchild shall become immediately vested.

Fairchild will also serve as Co-Principal Executive Officer for SEC reporting purposes.

In connection with such appointment, Marchex entered into its standard form indemnity agreement for Marchex’s Section 16 executive officers and directors with Fairchild. There is no family relationship between Fairchild and any other executive officer or director of Marchex and there is no arrangement or understanding between Fairchild and any other person pursuant to which he was appointed President of Marchex. There are no transactions in which Fairchild has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCHEX, INC.

Date: November 10, 2026	By:	/s/ FRANCIS J. FEENEY
	Name:	Francis J. Feeney
	Title:	Corporate Secretary